FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2015 RESULTS

- - Solid Local Currency Sales Growth - -
- - Good Earnings Growth - -

COLUMBUS, Ohio, USA - May 7, 2015 - Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2015. Provided below are the highlights:

•	Sales in local currency increased 5% in the quarter compared with the prior year. Reported sales decreased 3% as currency reduced sales growth by 8% in the quarter.

•
Net earnings per diluted share as reported (EPS) were $2.19, compared with $1.93 in the first quarter of 2014. Adjusted EPS was $2.25, an increase of 13% over the prior-year amount of $2.00. Adjusted EPS is a non-GAAP measure and excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. A reconciliation to EPS is provided on the last page of the attached schedules.

First Quarter Results

Olivier Filliol, President and Chief Executive Officer, stated, “Sales growth in the Americas was strong and we continue to perform well in Europe. Demand in our China industrial business was weaker than expected, but growth in our other China businesses and in other regions of Asia / Rest of World was very strong. We had another quarter of good EPS growth driven by our ongoing margin enhancement and cost control initiatives.”

EPS in the quarter was $2.19, compared with the prior-year amount of $1.93. Adjusted EPS was $2.25, an increase of 13% over the prior-year amount of $2.00.

Sales were $535.7 million, a 5% increase in local currency sales, compared with $550.6 million in the prior-year quarter. Reported sales decreased 3% as currency reduced sales growth by 8% in the quarter. By region, local currency sales increased 7% in the Americas, 2% in Europe and 5% in Asia / Rest of World as compared to the prior year. Adjusted operating income amounted to $97.3 million, a 7% increase from the prior-year amount of $91.0 million. Adjusted operating income is a non-GAAP measure, and a reconciliation to earnings before taxes is provided in the attached schedules.

Cash flow from operations was $58.6 million, compared with $42.8 million in the prior-year quarter.

Outlook

The Company updated its outlook for 2015 and noted that forecasting remains challenging due to continued uncertainty in demand in some markets and greater volatility in foreign exchange rates. Based on today’s assessment, management anticipates that local currency sales growth in 2015 will more likely be at the lower end of its previously provided guidance of 4% to 5%. Adjusted EPS is forecasted to be in the range of $12.75 to $12.90, an increase of 9% to 10%. This compares to previous guidance of Adjusted EPS in the range of $12.70 to $12.90.

The Company said that based on its assessment of market conditions today, management anticipates local currency sales growth in the second quarter of 2015 will be approximately 4%. This sales growth is expected to result in Adjusted EPS in the range of $2.75 to $2.80, an increase of 7% to 9% from the prior-year quarter.

Adjusted EPS excludes purchased intangible amortization, discrete tax items, restructuring charges and other one-time items. While the Company has provided an outlook for Adjusted EPS, it has not provided an outlook for EPS as it would require an estimate of non-recurring items, which are not yet known.

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Conclusion

Filliol concluded, “We remain cautious on the global economy, in particular on the timing of the recovery in our Chinese industrial business. Globally, we continue to believe we are strongly positioned to generate above market growth in 2015 and beyond. We are benefitting from our robust product pipeline, innovative sales and marketing programs and front-end resources we are adding via our field turbo program. We also remain focused on our margin enhancement initiatives and believe we can continue to achieve good cash flow generation.”

Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday May 7) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company has strong leadership positions in all businesses and believes it holds global number-one market positions in a majority of them. Specifically, METTLER TOLEDO is the largest provider of weighing instruments for use in laboratory, industrial and food retailing applications. The Company is also a leading provider in analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development and process analytics instruments used for in-line measurement in production processes. In addition, METTLER TOLEDO is the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical and other industries. Additional information about METTLER TOLEDO can be found at www.mt.com/investors.
Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our businesses’ actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of those terms or other comparable terminology. For a discussion of these risks and uncertainties, please see the discussion on forward-looking statements in our current report on Form 8-K to which this release has been furnished as an exhibit. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions “Factors affecting our future operating results” and in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K for the most recently completed fiscal year, which describe risks and factors that could cause results to differ materially from those projected in those forward-looking statements.

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METTLER-TOLEDO INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands except share data) (unaudited)

	Three months ended			Three months ended
	March 31, 2015		% of sales	March 31, 2014	% of sales

Net sales	$535,701	(a)	100.0	$550,621	100.0
Cost of sales	236,896		44.2	257,980	46.9
Gross profit	298,805		55.8	292,641	53.1

Research and development	28,461		5.3	29,497	5.4
Selling, general and administrative	173,038		32.3	172,191	31.3
Amortization	7,528		1.4	7,094	1.3
Interest expense	6,725		1.3	5,666	1.0
Restructuring charges	907		0.2	1,492	0.3
Other charges (income), net	(817)		(0.2)	317	—
Earnings before taxes	82,963		15.5	76,384	13.8

Provision for taxes	19,912		3.7	18,333	3.3
Net earnings	$63,051		11.8	$58,051	10.5

Basic earnings per common share:
Net earnings	$2.24			$1.98
Weighted average number of common shares	28,115,220			29,370,232

Diluted earnings per common share:
Net earnings	$2.19			$1.93
Weighted average number of common
and common equivalent shares	28,762,935			30,088,245

Note:
(a) Local currency sales increased 5% as compared to the same period in 2014.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended			Three months ended
	March 31, 2015		% of sales	March 31, 2014	% of sales

Earnings before taxes	$82,963			$76,384
Amortization	7,528			7,094
Interest expense	6,725			5,666
Restructuring charges	907			1,492
Other charges (income), net	(817)			317
Adjusted operating income	$97,306	(b)	18.2	$90,953	16.3

Note:
(b) Adjusted operating income increased 7% as compared to the same period in 2014.

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands) (unaudited)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$75,359	$85,263
Accounts receivable, net	382,385	435,648
Inventories	218,663	204,531
Other current assets and prepaid expenses	138,443	123,988
Total current assets	814,850	849,430

Property, plant and equipment, net	510,518	511,462
Goodwill and other intangible assets, net	548,180	556,869
Other non-current assets	102,117	91,349
Total assets	$1,975,665	$2,009,110

Short-term borrowings and maturities of long-term debt	$114,693	$116,164
Trade accounts payable	131,667	145,896
Accrued and other current liabilities	391,343	416,830
Total current liabilities	637,703	678,890

Long-term debt	409,179	335,790
Other non-current liabilities	262,655	274,835
Total liabilities	1,309,537	1,289,515

Shareholders’ equity	666,128	719,595
Total liabilities and shareholders’ equity	$1,975,665	$2,009,110

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METTLER-TOLEDO INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands) (unaudited)

	Three months ended
	March 31,
	2015	2014
Cash flow from operating activities:
Net earnings	$63,051	$58,051
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	8,301	8,420
Amortization	7,528	7,094
Deferred tax provision	(1,670)	(695)
Excess tax benefits from share-based payment arrangements	(441)	(4,495)
Other	3,480	3,238
Decrease in cash resulting from changes in
operating assets and liabilities	(21,653)	(28,768)
Net cash provided by operating activities	58,596	42,845

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	42	189
Purchase of property, plant and equipment	(18,539)	(16,716)
Acquisition	(200)	(391)
Net hedging settlement on intercompany loans	(8,384)	(235)
Net cash used in investing activities	(27,081)	(17,153)

Cash flows from financing activities:
Proceeds from borrowings	150,996	145,879
Repayments of borrowings	(77,486)	(93,229)
Proceeds from exercise of stock options	9,546	3,450
Excess tax benefits from share-based payment arrangements	441	4,495
Repurchases of common stock	(123,745)	(82,498)
Net cash used in financing activities	(40,248)	(21,903)

Effect of exchange rate changes on cash and cash equivalents	(1,171)	141

Net decrease in cash and cash equivalents	(9,904)	3,930
Cash and cash equivalents:
Beginning of period	85,263	111,874
End of period	$75,359	$115,804

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$58,596	$42,845
Excess tax benefits from share-based payment arrangements	441	4,495
Payments in respect of restructuring activities	806	3,141
Proceeds from sale of property, plant and equipment	42	189
Purchase of property, plant and equipment	(18,539)	(16,716)
Free cash flow	$41,346	$33,954

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METTLER-TOLEDO INTERNATIONAL INC. OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe		Americas		Asia/RoW	Total

U.S. Dollar Sales Growth
Three Months Ended March 31, 2015	(14)%		6%		1%	(3)%

Local Currency Sales Growth
Three Months Ended March 31, 2015	2%		7%		5%	5%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended
	March 31,
	2015		2014		% Growth

EPS as reported, diluted	$2.19		$1.93		13%

Restructuring charges, net of tax	0.02	(a)	0.04	(a)
Purchased intangible amortization, net of tax	0.04	(b)	0.03	(b)

Adjusted EPS, diluted	$2.25		$2.00		13%

Notes:
(a)
Represents the EPS impact of restructuring charges of $0.9 million ($0.7 million after tax) and $1.5 million ($1.1 million after tax) for the three months ended March 31, 2015 and 2014, respectively, which primarily include severance costs.

(b)	Represents the EPS impact of purchased intangibles amortization, net of tax, of $1.0 million and $0.9 million for the three month periods ended March 31, 2015 and 2014.

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